MACYS'S

                                                                                                                Contacts:

                                                                                                    Media - Jim Sluzewski

                                                                                                                513/579-7764

                                                                                                                Investor - Susan Robinson

                                                                                        513/579-7780

FOR IMMEDIATE RELEASE

MACY'S, INC. REPORTS FIRST QUARTER RESULTS

Same-store sales decline 2.6%; company reaffirms 2008 guidance

CINCINNATI, Ohio, May 14, 2008 - Macy's, Inc. today reported a loss of 14 cents per diluted share from continuing operations for the first quarter of 2008, ended May 3, 2008. These results include two unusual items (described below) that negatively impacted first quarter 2008 earnings by 16 cents per diluted share. Excluding these items, the company would have earned 2 cents per diluted share from continuing operations in the first quarter of 2008.

The first unusual item relates to the consolidation of three Macy's divisions announced in February 2008, which is expected to save approximately $100 million per year beginning in 2009 (approximately $60 million in savings for the partial year in 2008). In the first quarter of 2008, the company booked consolidation costs of $87 million ($55 million after tax or 13 cents per diluted share). First quarter 2008 results also include a reserve of $23 million ($14 million after tax or 3 cents per diluted share) for a potential settlement of litigation related to a wage and hour class-action lawsuit in California. A settlement is contingent on final agreement and court approval.

In the first quarter of 2007, Macy's, Inc. earned 11 cents per diluted share from continuing operations. Excluding May Company merger integration costs of $36 million ($22 million after tax or 5 cents per diluted share), first quarter 2007 diluted earnings per share from continuing operations were 16 cents.

"Given the very difficult economic environment, our company performed relatively well compared to the competition in the first quarter. Macy's, Inc.'s same-store sales for the quarter, while below last year, were significantly better than most of our largest competitors, continuing a trend from the fourth quarter of 2007. This indicates that customers are preferring Macy's and we appear to be capturing market share even in this period of weak consumer spending. Earnings per share are on track to deliver the annual guidance provided at the outset of the year," said Terry J. Lundgren, Macy's, Inc. chairman, president and chief executive officer. "We are running the business with discipline given the weakened level of consumer confidence, as demonstrated by inventory levels at the end of the quarter that were about 4 percent below a year ago. And as we begin implementation of new My Macy's localization initiatives across the country, we are optimistic that our plans for tailored assortments and an improved shopping experience in every location will further enhance our store-level execution."

Sales

Sales in the first quarter totaled $5.747 billion, a decrease of 2.9 percent compared to sales of $5.921 billion in the same period last year. On a same-store basis, Macy's, Inc.'s first quarter sales were down 2.6 percent.

In the first quarter of 2008, the company opened a new Macy's store in Westminster, CO, and closed a Macy's store in Memphis, TN, and a Macy's furniture store in Richmond, VA.

Operating Income

Macy's, Inc.'s operating income totaled $30 million or 0.5 percent of sales for the quarter ended May 3, 2008, compared with operating income of $208 million or 3.5 percent of sales for the same period last year. Macy's, Inc.'s first quarter 2008 operating income included $87 million in division consolidation costs and a $23 million reserve for the potential litigation settlement. Excluding these costs, operating income for the first quarter of 2008 was $140 million or 2.4 percent of sales. First quarter 2007 operating income included $36 million in May Company integration costs. Excluding these costs, operating income for the first quarter of 2007 was $244 million or 4.1 percent of sales. The gross margin rate in the first quarter of 2008 declined by 120 basis points primarily because of a higher level of merchandise clearance which was expected in light of a slowing economy and the resulting sales trends. SG&A as a percent to sales was up by 90 basis points primarily because of weak sales as well as the reserve for a potential litigation settlement.

Cash Flow

Net cash provided by continuing operating activities was $21 million in the first quarter of 2008, compared with $370 million of cash used by continuing operating activities in the first quarter last year. Net cash used by continuing investing activities in the first quarter of 2008 was $99 million, compared with $31 million a year ago. Net cash used by continuing financing activities was $139 million in the first quarter of 2008, compared with $309 million in the first quarter last year.

The company repurchased no shares of its common stock in the first quarter of 2008 and anticipates no share repurchases for the remainder of fiscal 2008. At May 3, 2008, the company had remaining authorization to repurchase up to approximately $850 million of its common stock.

Looking Ahead

Macy's, Inc. is reaffirming previously provided guidance for same-store sales in fiscal 2008 to be in the range of down 1.0 percent to up 1.5 percent, with earnings per share on a diluted basis of $1.85 to $2.15, excluding one-time division consolidation costs. The company expects to book approximately $60 million in division consolidation costs in the final three quarters of 2008.

Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2007 sales of $26.3 billion. The company operates more than 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's. The company also operates macys.com, bloomingdales.com and Bloomingdale's By Mail. Prior to June 1, 2007, Macy's, Inc. was known as Federated Department Stores, Inc.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

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(NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressroom. A webcast of Macy's, Inc.'s first quarter earnings call with analysts will be held beginning at 10:30 a.m. ET on Wednesday, May 14. The webcast is accessible to the media and general public either via the company's Web site at www.macysinc.com or by calling in on 1-888-596-2573 (913-312-0379 for international callers), passcode 4101446.)

MACY'S, INC.

Consolidated Statements of Operations (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	13 Weeks Ended		13 Weeks Ended
	May 3, 2008		May 5, 2007
	$	% to Net sales	$	% to Net sales

Net sales.......................................................................	$ 5,747		$ 5,921

Cost of sales (Note 2)....................................................	3,527	61.4%	3,564	60.2%

Gross margin.................................................................	2,220	38.6%	2,357	39.8%

Selling, general and administrative expenses (Note 3)...	(2,103)	(36.6%)	(2,113)	(35.7%)

Division consolidation costs (Note 4...........................	(87)	(1.5%)	-	-%

May integration costs (Note 5).......................................	-	-%	(36)	(0.6%)

Operating income..........................................................	30	0.5%	208	3.5%

Interest expense - net....................................................	(136)		(125)

Income (loss) from continuing operations before income taxes....................................................	(106)		83

Federal, state and local income tax benefit (expense) (Note 6)...........................................	47		(31)

Income (loss) from continuing operations.........................	(59)		52

Discontinued operations, net of income taxes (Note 7)....	-		(16)

Net income (loss)..........................................................	$ (59)		$ 36

Basic earnings (loss) per share:			_
Income (loss) from continuing operations...................	$ (.14)		$ .11
Loss from discontinued operations............................	-		(.03)
Net income (loss)....................................................	$ (.14)		$ .08

Diluted earnings (loss) per share:
Income (loss) from continuing operations...................	$ (.14)		$ .11
Loss from discontinued operations............................	-		(.03)
Net income (loss)....................................................	$ (.14)		$ .08

Average common shares:
Basic......................................................................	420.9		468.2
Diluted....................................................................	420.9		476.4

End of period common shares outstanding.......................	420.5		459.2

Depreciation and amortization expense............................	$ 315		$ 329

MACY'S, INC.

Consolidated Statements of Operations (Unaudited) (Note 1)

Notes:

(1)  Because of the seasonal nature of the retail business, the results of operations for the 13 weeks ended May 3, 2008 and May 5, 2007 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year.  The May Department Stores Company ("May") was acquired August 30, 2005.  The Lord & Taylor division and the Bridal Group, consisting of David's Bridal, After Hours Formalwear and Priscilla of Boston, were subsequently sold to third parties.  The sale of the Lord & Taylor division was completed in October 2006, the sale of David's Bridal and Priscilla of Boston was completed in January 2007 and the sale of After Hours Formalwear was completed in April 2007.

(2)  Merchandise inventories are primarily valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method.  Application of this method did not impact cost of sales for the 13 weeks ended May 3, 2008 or May 5, 2007.

(3)  For the 13 weeks ended May 3, 2008, selling, general and administrative expenses include an accrual related to a legal dispute of approximately $23 million or $.03 per diluted share.

(4)  Represents costs and expenses associated with the division consolidation and localization initiatives, primarily severance    and other human resource related costs.  For the 13 weeks ended May 3, 2008, division consolidation costs amounted to $.13 per diluted share.

(5)  Represents costs and expenses associated with the integration and consolidation of May's operations into Macy's operations, including additional costs related to closed locations, final system conversion costs and costs related to other operational consolidations.  For the 13 weeks ended May 5, 2007, May integration costs amounted to $.05 per diluted share.

(6)  The income tax benefit for the 13 weeks ended May 3, 2008 reflects the settlement of various state tax issues.

(7)  Represents the results of operations of After Hours Formalwear.  For the 13 weeks ended May 5, 2007, discontinued operations included the loss on disposal of After Hours Formalwear of $7 million on a pre-tax and after-tax basis, or $.01 per diluted share.

MACY'S, INC.

Consolidated Balance Sheets  (Unaudited)

(millions)

	May 3,	February 2,	May 5,
	2008	2008	2007
ASSETS:
Current Assets:
Cash and cash equivalents........................................	$ 366	$ 583	$ 500
Receivables.............................................................	385	463	504
Merchandise inventories...........................................	5,284	5,060	5,499
Income tax receivable..............................................	64	-	-
Supplies and prepaid expenses..................................	249	218	281
Total Current Assets.............................................	6,348	6,324	6,784

Property and Equipment - net......................................	10,741	10,991	11,229
Goodwill.....................................................................	9,133	9,133	9,199
Other Intangible Assets - net.......................................	818	831	878
Other Assets..............................................................	539	510	541

Total Assets.........................................................	$27,579	$27,789	$28,631

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Short-term debt........................................................	$ 1,016	$ 666	$ 648
Accounts payable and accrued liabilities....................	4,357	4,127	4,354
Income taxes...........................................................	-	344	39
Deferred income taxes.............................................	243	223	196
Total Current Liabilities.........................................	5,616	5,360	5,237

Long-Term Debt.........................................................	8,723	9,087	9,425
Deferred Income Taxes..............................................	1,445	1,446	1,508
Other Liabilities...........................................................	1,984	1,989	1,980
Shareholders' Equity...................................................	9,811	9,907	10,481

Total Liabilities and Shareholders' Equity................	$27,579	$27,789	$28,631

Note:  Certain reclassifications were made to prior period amounts to conform with the classifications of such amounts for the most recent period.

MACY'S, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)

	13 Weeks Ended May 3, 2008	13 Weeks Ended May 5, 2007
Cash flows from continuing operating activities:
Net income (loss)...............................................................	$ (59)	$ 36
Adjustments to reconcile net income (loss) to net cash provided by continuing operating activities:
Loss from discontinued operations..................................	-	16
Stock-based compensation expense................................	21	28
Division consolidation costs............................................	87	-
May integration costs.....................................................	-	36
Depreciation and amortization........................................	315	329
Amortization of financing costs and premium on acquired debt..............................................................	(7)	(9)
Changes in assets and liabilities:
Decrease in receivables.............................................	78	12
Increase in merchandise inventories............................	(224)	(182)
Increase in supplies and prepaid expenses...................	(31)	(30)
Decrease in other assets not separately identified..............................................................	-	9
Increase (decrease) in accounts payable and accrued liabilities not separately identified......................	233	(220)
Decrease in current income taxes...............................	(408)	(342)
Increase (decrease) in deferred income taxes.............	22	(77)
Increase (decrease) in other liabilities not separately identified............................................	(6)	24
Net cash provided (used) by continuing operating activities..............................................	21	(370)

Cash flows from continuing investing activities:
Purchase of property and equipment..................................	(81)	(125)
Capitalized software............................................................	(27)	(25)
Proceeds from the disposition of After Hours Formalwear.....	-	66
Proceeds from hurricane insurance claims............................	-	1
Disposition of property and equipment..................................	9	52
Net cash used by continuing investing activities.................................................	(99)	(31)

MACY'S, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)

	13 Weeks Ended May 3, 2008	13 Weeks Ended May 5, 2007
Cash flows from continuing financing activities:
Debt issued..........................................................................	-	1,600
Financing costs....................................................................	-	(15)
Debt repaid..........................................................................	(6)	(8)
Dividends paid..................................................................... Decrease in outstanding checks............................................	(55) (83)	(58) (63)
Acquisition of treasury stock.................................................	-	(1,991)
Issuance of common stock....................................................	5	226
Net cash used by continuing financing activities......................................	(139)	(309)

Net cash used by continuing operations....................................	(217)	(710)

Net cash provided by discontinued operating activities..............	-	7
Net cash used by discontinued investing activities....................	-	(7)
Net cash used by discontinued financing activities.....................	-	(1)
Net cash used by discontinued operations...............................	-	(1)

Net decrease in cash and cash equivalents................................	(217)	(711)
Cash and cash equivalents at beginning of period......................	583	1,211

Cash and cash equivalents at end of period..............................	$ 366	$ 500